UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/24/2007

NUTRI SYSTEM INC DE
(Exact name of registrant as specified in its charter)

Commission File Number:  0-28551

DE	23-3012204
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

300 Welsh Road, Building 1, Suite 100, Horsham, PA 19044
(Address of principal executive offices, including zip code)

215 706 5302
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)        On October 24, 2007, NutriSystem, Inc. (the "Company") announced the appointment of David D. Clark, age 43, as an executive officer of the Company with the title of Chief Financial Officer. From November 2006 through October 2007, Mr. Clark was Chief Financial Officer of Claymont Steel Holdings, Inc. Prior to that, Mr. Clark was Chief Financial Officer of SunCom Wireless Holdings from its founding in 1997 through February 2006, and held the additional position of Executive Vice President from 2000 through February 2006, and Senior Vice President from 1997 through 2000. During this time, he also served as Chief Financial Officer of Triton Cellular Partners, L.P., an entity related to SunCom Wireless Holdings, from 1997 through April 2000. Prior to that, Mr. Clark served from 1996 through 1997 as a Managing Director at Furman Selz L.L.C., and from 1986 through 1996 in various positions at Citibank N.A., including Vice President in Media and Communications and High Yield Finance.

        Pursuant to an employment agreement between Mr. Clark and the Company, Mr. Clark's employment will begin on November 26, 2007 (the "Effective Date"). Under the agreement, Mr. Clark's initial salary is $285,000 per annum and he is eligible to receive a target bonus of 50% of his base salary. In addition, Mr. Clark will be paid bonuses of $40,000 within five days of December 30, 2007, and $40,000 within five days of June 30, 2008, provided that Mr. Clark is employed by the Company on each bonus payment date. On the Effective Date, Mr. Clark will receive a restricted stock grant (the "Stock Grant") in the number of shares equal to $1.0 million divided by the closing price per share of the Company's common stock on the Effective Date. The Stock Grant shall vest over five years from the Effective Date provided that Mr. Clark is employed by the Company on each vesting date. In the event of a Change of Control (as defined in the agreement), Mr. Clark shall become 100% vested in the Stock Grant.

        The initial term of the agreement is for three years beginning on the Effective Date. Thereafter, the agreement renews automatically for one-year renewal terms unless either party gives notice of non-renewal at least three months prior to the then current term. A one-year automatic renewal also occurs in the event of a Change of Control. If Mr. Clark's employment is terminated by the Company without cause, or by Mr. Clark for Good Reason (as defined in the agreement), then, in exchange for a mutual general release, (1) the Company will pay a lump sum severance payment in an amount equal to the sum of (i) nine months of the salary then in effect, plus (ii) the value of the premium cost to the Company to continue Mr. Clark on the Company's group life and AD&D policy for the nine month period following his termination date; (2) the Company will provide group healthcare coverage for six months at Mr. Clark's normal contribution rates; (3) Mr. Clark's covenants against non-competition shall be reduced to a 6 moth period after termination; and (4) unvested shares of the Stock Grant shall become vested with respect to 12 months of additional vesting. If Mr. Clark's employment is terminated as a result of the Company's non-renewal of the agreement at the end of the initial term or any renewal term, then, in exchange for a mutual general release, the Company will pay a lump sum severance payment in an amount equal to the sum of (i) six months of the salary then in effect, plus (ii) the prorated amount of his target annual bonus.

        Additional information regarding Mr. Clark is included in the Company's press release with respect to Mr. Clark dated October 24, 2007, which is furnished as Exhibit 99.1 to this current report on Form 8-K.

(e)        The information above regarding Mr. Clark's employment agreement and stock grant is incorporated herein by reference.

Item 8.01.    Other Events

On October 24, 2007, NutriSystem, Inc. (the "Company") announced the purchase of a preferred minority equity interest in Zero Technologies, LLC ("Zero Water"), and a strategic co-marketing agreement with Zero Water. Under the terms of the equity purchase agreement, the Company acquired 1,320,650 Series A Units from Zero Technologies, LLC. at a purchase price of $10.60 per Series A unit for an aggregate purchase price of $14 million, which represents approximately 28% of Zero Water. The Company expects to account for this investment under the equity method.

        Additional information regarding the transaction is included in the Company's press release with respect to Zero Water dated October 24, 2007, which is furnished as Exhibit 99.2 to this current report on Form 8-K.

Item 9.01.    Financial Statements and Exhibits

The following is a list of the exhibits filed as a part of this Form 8-K:

Exhibit Number    Description of Exhibit

99.1                      Press Release with respect to David D. Clark issued by the Company, dated October 24, 2007 furnished herewith.

99.2                      Press Release with respect to Zero Water issued by the Company, dated October 24, 2007 furnished herewith.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRI SYSTEM INC DE

Date: October 26, 2007	By:	/s/ James D Brown
James D Brown
Executive Vice President and CFO

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release with respect to David D. Clark issued by the Company, dated October 24, 2007 furnished herewith.
EX-99.2	Press Release with respect to Zero Water issued by the Company, dated October 24, 2007 furnished herewith.